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                                                                     Exhibit 5.3

                                   ASSUMPTION



                  AGREEMENT made as of March 1, 1998 among MASTER INVESTMENT TRUST, SERIES I, a Delaware business trust (the "Trust"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a banking institution chartered under the laws of the United States ("Bank of America"), and ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., a California limited partnership registered as an investment adviser pursuant to the Investment Advisers Act of 1940 ("Robertson Stephens"). Bank of America and Robertson Stephens are each indirect, wholly-owned subsidiaries of BankAmerica Corporation, a registered bank holding company.

                  WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

                  WHEREAS, Bank of America has been previously appointed for the Trust's Utilities, Growth and Income, International Bond, Blue Chip and Investment Grade Bond Portfolios (collectively, the "Portfolios") pursuant to an investment advisory agreement between Bank of America and the Trust dated November 1, 1994, as amended June 23, 1997 (the "Investment Advisory Agreement");

                  WHEREAS, Bank of America and Robertson Stephens desire to have Robertson Stephens assume the rights, responsibilities, liabilities and obligations of Bank of America under the Investment Advisory Agreement.

                  NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                  1. Robertson Stephens hereby assumes all rights, responsibilities, liabilities and obligations of Bank of America under the Investment Advisory Agreement.

                  2. Bank of America and Robertson Stephens hereby represent to the Trust that (i) the management personnel of Bank of America responsible for providing investment advisory services to the Portfolios under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees of Robertson Stephens where they continue to provide such services for the Portfolios; (ii) Bank of America and Robertson Stephens are indirect, wholly-owned subsidiaries of BankAmerica Corporation; and (iii) the proposed assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Portfolios and does not result in an assignment pursuant to Rule 2a-6 under the 1940 Act.
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                  3. Each party hereby agrees that this Assumption shall be
attached to and made a part of the Investment Advisory Agreement.

                  IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                            MASTER INVESTMENT TRUST, SERIES I


                                            By: /s/ Jay F. Nusblatt
                                                ------------------------------
                                                   (Authorized Officer)

                                            BANK OF AMERICA NATIONAL TRUST AND
                                            SAVINGS ASSOCIATION


                                            By: /s/ Signature Illegible
                                                ------------------------------
                                                     (Authorized Officer)


                                            ROBERTSON, STEPHENS & COMPANY
                                            INVESTMENT MANAGEMENT, L.P.


                                            By:  /s/ Dana Welch
                                                ------------------------------
                                                     (Authorized Officer)


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